Exhibit 10.1

NATUS MEDICAL INCORPORATED

JONATHAN A. KENNEDY EMPLOYMENT AGREEMENT

This Agreement is entered into as of April 8, 2013 (the “Effective Date”), by and between Natus Medical, Incorporated (“Company”), and Jonathan A. Kennedy (“Employee”).

1. Duties and Scope of Employment.

(a) Positions and Duties. As of the Effective Date, Employee will serve as Chief Financial Officer (“CFO”). Employee will render such business and professional services in the performance of his duties, consistent with Employee’s position within the Company, as shall reasonably be assigned to him by the Company’s Chief Executive Officer (“CEO”). The period of Employee’s employment under this Agreement is referred to herein as the “Employment Term.”

(b) Obligations. During the Employment Term, Employee will perform his duties faithfully and to the best of his ability and will devote his full business efforts and time to the Company. For the duration of the Employment Term, Employee agrees not to actively engage in any other employment, occupation or consulting activity for any direct or indirect remuneration without the prior approval of the CEO.

2. At-Will Employment. The parties agree that Employee’s employment with the Company will be “at-will” employment and may be terminated at any time with or without cause or notice. Employee understands and agrees that neither his job performance nor promotions, commendations, bonuses or the like from the Company give rise to or in any way serve as the basis for modification, amendment, or extension, by implication or otherwise, of his employment with the Company.

3. Compensation.

(a) Base Salary. During the Employment Term, the Company will pay Employee an annual salary of $340,000 as compensation for his services (the “Base Salary”). The Base Salary will be paid periodically in accordance with the Company’s normal payroll practices and be subject to the usual, required withholding. Employee’s salary will be subject to review and adjustments will be made based upon the Company’s normal performance review practices.

(b) Performance Bonus. Employee shall be eligible to receive a cash bonus pursuant to the Company’s Executive Management Incentive Plan of up to 65% (at 100%) of base salary, contingent on Company performance.

(c) Sign-on Bonus. In addition, the Company will offer a sign-on bonus in the amount of $50,000 payable within 30 days of your start date.

(d) Equity Awards. Subject to approval by the Board of Directors, Employee shall receive the following equity awards: Employee shall receive options to purchase 100,000 shares of Company Common Stock Employee’s, pursuant to and governed by the terms of the Company’s 2011 Stock Awards Plan (“2011 Plan”), with an exercise price at the date of grant determined in accordance with the 2011 Plan. Vesting begins six (6) months from and is retroactive to Employee’s start date. Stock vests at 1/48th per month. Notwithstanding any other provision of the Agreement, under no circumstances shall Employee have any right to exercise stock options before Employee has completed one-hundred-eighty-days of employment. Employee shall also receive 50,000 shares of restricted stock pursuant to and governed by the terms of the 2011 Plan, which shares shall vest at the rate of 50% on the second anniversary of the grant, 25% on the third anniversary of the grant, and the final 25% on the fourth anniversary of the grant. Employee shall be eligible for future equity awards commencing in 2013, as determined by the Company’s Compensation Committee.

4. Employee Benefits. During the Employment Term, Employee will be entitled to participate in the employee benefit plans currently and hereafter maintained by the Company of general applicability to other employees of the Company, including, without limitation, the Company’s group medical, dental, vision, disability, life insurance, and flexible-spending account plans consistent with the terms of such plans. The Company reserves the right to cancel or change the benefit plans and programs it offers to its employees at any time.

5. Paid Time Off (“PTO”). Employee is entitled to receive PTO pursuant to Natus’ standard benefit policy currently and hereafter maintained by the Company, and as may be cancelled or changed from time to time.

6. Expenses. The Company will reimburse Employee for reasonable travel, entertainment or other expenses incurred by Employee in the furtherance of or in connection with the performance of Employee’s duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time.

7. Severance.

(a) Involuntary Termination. If Employee’s employment with the Company terminates other than for “Cause” (as defined herein), death or disability, and Employee signs and does not revoke a standard release of claims with the Company, then, subject to Section 11, Employee shall be entitled to (i) receive continuing payments of severance pay (less applicable withholding taxes) at a rate equal to his Base Salary rate, as then in effect, for a period equal to twelve (12) months from the date of Employee’s “separation from service” (as defined in Treas. Reg. 1.409A-1(h)) with the Company, to be paid periodically in accordance with the Company’s normal payroll policies and commencing with the latest payroll date that is also within seventy (70) days from the date of “separation from service” provided that the required release is effective on such date (with payments that would have been made on earlier payroll dates, but for this provision, cumulated and paid on such payroll date); (ii) the immediate vesting and exercisability of 100% of the shares subject to all of Executive’s stock options and restricted stock (whether currently outstanding or granted in following the Effective Date) outstanding on the date of such termination (the “Stock Options”) and (iii) continued payment by the Company of the group health continuation coverage premiums for Executive’s eligible dependents under Title X of the Consolidated Budget Reconciliation Act of 1985, as amended (“COBRA”) as in effect through the lesser of (x) twelve (12) months from the effective date of such termination, (y) the date upon which Executive and Executive’s eligible dependents become covered under similar plans , or (z) the date Executive no longer constitutes a “Qualified Beneficiary” (as such term is defined in Section 4980B(g) of the Internal Revenue Code of 1986, as amended (the “Code”); provided, however, that Executive will be solely responsible for electing such coverage within the required time periods.

(b) Voluntary Termination; Termination for Cause. If Employee’s employment with the Company terminates voluntarily by Employee (other than as described in subsection (c) below) or for Cause by the Company or due to Employee’s death or disability, then (i) all vesting of Stock Options and restricted stock and restricted stock units will immediately cease, (ii) all payments of compensation by the Company to Employee hereunder will terminate immediately (except as to amounts already earned), and (iii) Employee will only be eligible for severance benefits, if any, in accordance with the Company’s established policies as then in effect.

(c) Change of Control Benefits. If within six (6) months following a “Change of Control” (as defined below) (i) Employee terminates Employee’s employment with the Company for Good Reason after providing the Company with written notice within the ninety (90) days after the occurrence of an event constituting Good Reason and an opportunity for the Company to cure such occurrence of not less than thirty (30) days, or (ii) the Company or the successor corporation terminates Employee’s employment with the Company for other than Cause, death or disability, then Employee shall be entitled to the benefits provided for in subsection (a). Employee shall only be permitted to receive the benefits provided for in subsection (a) once and shall not be permitted to claim such benefits under both subsection (a) and (c) such that Employee would receive the benefits pursuant to subsection (a) twice. The payment-characterization provisions made under subsection (a) above for purposes of Section 409A of the Code shall apply as well.

8. Limitation on Payments. In the event that the severance and other benefits provided for in this Agreement or otherwise payable to the Employee (i) constitute “parachute payments” within the meaning of Section 280G of the Code and (ii) but for this Section 8, would be subject to the excise tax imposed by Section 4999 of the Code, then the Employee’s severance benefits under Section 4(a)(i) shall be either:

•	delivered in full, or

•	delivered as to such lesser extent which would result in no portion of such severance benefits being subject to excise tax under Section 4999 of the Code,

•

whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by Employee on an after-tax basis, of the greatest amount of severance benefits, notwithstanding that all or some portion of such severance benefits may be taxable under Section 4999 of the Code. Unless the Company and Employee otherwise agree in writing, any determination required under this Section 8 shall be made in writing by the Company’s independent public accountants immediately prior to Change of Control (the “Accountants”), whose determination shall be conclusive and binding upon Employee and the Company for all purposes. For purposes of making the calculations required by this Section 8, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Employee shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 8. If payment is to be in a lesser amount then reduction shall occur in the following order: (i) reduction of payments of cash; and (ii) reduction in equity awards; and in each category reduction shall be pro rata between those payments subject to Section 409A and payments not subject to Section 409A.

9. Definitions.

(a) Cause. For purposes of this Agreement, “Cause” shall mean (i) any act of personal dishonesty taken by Employee in connection with his responsibilities as an employee and intended to result in substantial personal enrichment of Employee, (ii) Employee’s conviction of a felony, (iii) a willful act by Employee which constitutes gross misconduct and which is injurious to the Company, or (iv) continued substantial violations by Employee of Employee’s employment duties which are demonstrably willful and deliberate on Employee’s part after there has been delivered to Employee a written demand for performance from the Company which specifically sets forth the factual basis for the Company’s belief that Employee has not substantially performed Employee’s duties.

(b) Change of Control. For purposes of this Agreement, “Change of Control” of the Company is defined as:

(i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company’s then outstanding voting securities; or

(ii) a change in the composition of the Board occurring within a two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” will mean directors who either (A) are directors of the Company as of the date hereof, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but will not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company); or

(iii) the date of the consummation of a merger or consolidation of the Company with any other corporation that has been approved by the stockholders of the Company, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than forty percent (40%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or the stockholders of the Company approve a plan of complete liquidation of the Company; or

(iv) the date of the consummation of the sale or disposition by the Company of all or substantially all the Company’s assets.

(c) Good Reason. For purposes of this Agreement, “Good Reason” shall mean any of the following actions taken without the Employee’s express written consent: (i) the material reduction of the Employee’s duties or responsibilities relative to Employee’s duties or responsibilities in effect immediately prior to such reduction; provided, however, that a reduction in duties or responsibilities solely by virtue of the Company being acquired and made part of a larger entity (as, for example, when the Chief Financial Officer of Natus Medical Incorporated remains as such following a Change of Control and is not made the Chief Financial Officer of the acquiring corporation) shall not constitute “Good Reason;” (ii) a material reduction by the Company in Employee’s annual Base Salary as in effect immediately prior to such reduction; (iii) a material reduction by the Company in the kind or level of employee benefits to which Employee is entitled immediately prior to such reduction with the result that Employee’s overall benefits package is significantly reduced; (iv) the relocation of Employee’s primary place of work to a facility or a location that increases Employee’s commute distance by more than 35 miles from Employee’s then primary place of work ; or (v) the material breach of this Agreement by the Company (including, but not limited to, failure of the Company to obtain the assumption of this Agreement by any successors contemplated in Section 12).

10. Confidential Information. Employee agrees to enter into the Company’s standard Confidential Information and Invention Assignment Agreement (the “Confidential Information Agreement”) upon commencing employment hereunder.

11. Conditional Nature of Severance Payments.

(a) Noncompete. Employee acknowledges that the nature of the Company’s business is such that if Employee were to become employed by, or substantially involved in, the business of a competitor of the Company following the termination of Employee’s employment with the Company, it would be very difficult for Employee not to rely on or use the Company’s trade secrets and confidential information. Thus, to avoid the inevitable disclosure of the Company’s trade secrets and confidential information, Employee agrees and acknowledges that Employee’s right to receive the severance payments set forth in Section 7 (to the extent Employee is otherwise entitled to such payments) shall be conditioned upon Employee not directly or indirectly engaging in (whether as an employee, consultant, agent, proprietor, principal, partner, stockholder, corporate officer, director or otherwise), nor having any ownership interest in or participating in the financing, operation, management or control of, any person, firm, corporation or business that competes with Company or is a customer of the Company. Upon any breach of this section, all severance payments pursuant to this Agreement shall immediately cease.

(b) Non-Solicitation. Until the date eighteen (18) months after the termination of Employee’s employment with the Company for any reason, Employee agrees not, either directly or indirectly, to solicit, induce, attempt to hire, recruit, encourage, take away, hire any employee of the Company or cause an employee to leave his or her employment either for Employee or for any other entity or person. Additionally, Employee acknowledges that Employee’s right to receive the severance payments set forth in Section 7 (to the extent Employee is otherwise entitled to such payments) are contingent upon Employee complying with this Section 10(b) and upon any breach of this section all severance payments pursuant to this Agreement shall immediately cease.

(c) Understanding of Covenants. Employee represents that Employee (i) is familiar with the foregoing covenants not to compete and not to solicit, and (ii) is fully aware of Employee’s obligations hereunder, including, without limitation, the reasonableness of the length of time, scope and geographic coverage of these covenants.

12. Code Section 409A. For purposes of this Agreement, a termination of employment will be determined consistent with the rules relating to a “separation from service” as defined in Section 409A of the Code and the regulations thereunder (“Section 409A”). Notwithstanding anything else provided herein, to the extent any payments provided under this Agreement in connection with Employee’s termination of employment constitute deferred compensation subject to Section 409A, and Employee is deemed at the time of such termination of employment to be a “specified employee” under Section 409A, then such payment shall not be made or commence until the earlier of (i) the expiration of the 6-month period measured from Employee’s separation from service from the Company or (ii) the date of Employee’s death following such a separation from service; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to Employee including, without limitation, the additional tax for which Employee would otherwise be liable under Section 409A(a)(1)(B) in the absence of such a deferral. The first payment thereof will include a catch-up payment covering the amount that would have otherwise been paid during the period between Employee’s termination of employment and the first payment date but for the application of this provision, and the balance of the installments (if any) will be payable in accordance with their original schedule. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A, the provision will be read in such a manner so that all payments hereunder comply with Section 409A. To the extent any payment under this Agreement may be classified as a “short-term deferral” within the meaning of Section 409A, such payment shall be deemed a short-term deferral, even if it may also qualify for an exemption from Section 409A under another provision of Section 409A. Payments pursuant to this section are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations. Except as otherwise expressly provided herein, to the extent any expense reimbursement or the provision of any in-kind benefit under this Agreement is determined to be subject to Section 409A of the Code, the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses), in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which the Employee incurred such expenses, and in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.

13. Assignment. This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors and legal representatives of Employee upon Employee’s death and (b) any successor of the Company. Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, “successor” means any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. None of the rights of Employee to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance or other disposition of Employee’s right to compensation or other benefits will be null and void.

14. Notices. All notices, requests, demands and other communications called for hereunder shall be in writing and shall be deemed given (i) on the date of delivery if delivered personally, (ii) one (1) day after being sent by a well established commercial overnight service, or (iii) four (4) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:

If to the Company:

Natus Medical, Inc.

1501 Industrial Road

San Carlos, CA 94070

Attn: James Hawkins Chief Executive Officer

If to Employee:

at the last residential address known by the Company.

15. Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement will continue in full force and effect without said provision.

16. Arbitration.

(a) General. In consideration of Employee’s service to the Company, its promise to arbitrate all employment related disputes and Employee’s receipt of the compensation, pay raises and other benefits paid to Employee by the Company, at present and in the future, Employee agrees that any and all controversies, claims, or disputes with anyone (including the Company and any employee, officer, director, shareholder or benefit plan of the Company in their capacity as such or otherwise) arising out of, relating to, or resulting from Employee’s service to the Company under this Agreement or otherwise or the termination of Employee’s service with the Company, including any breach of this Agreement, shall be subject to binding arbitration under the Arbitration Rules set forth in California Code of Civil Procedure Section 1280 through 1294.2, including Section 1283.05 (the “Rules”) and pursuant to California law. Disputes which Employee agrees to arbitrate, and thereby agrees to waive any right to a trial by jury, include any statutory claims under state or federal law, including, but not limited to, claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the California Fair Employment and Housing Act, the California Labor Code, claims of harassment, discrimination or wrongful termination and any statutory claims. Employee further understands that this Agreement to arbitrate also applies to any disputes that the Company may have with Employee.

(b) Procedure. Employee agrees that any arbitration will be administered by the American Arbitration Association (“AAA”) and that a neutral arbitrator will be selected in a manner consistent with its National Rules for the Resolution of Employment Disputes. The arbitration proceedings will allow for discovery according to the rules set forth in the National Rules for the Resolution of Employment Disputes or California Code of Civil Procedure. Employee agrees that the arbitrator shall have the power to decide any motions brought by any party to the arbitration, including motions for summary judgment and/or adjudication and motions to dismiss and demurrers, prior to any arbitration hearing. Employee agrees that the arbitrator shall issue a written decision on the merits. Employee also agrees that the arbitrator shall have the power to award any remedies, including attorneys’ fees and costs, available under applicable law. Employee understands the Company will pay for any administrative or hearing fees charged by the arbitrator or AAA except that Employee shall pay the first $200.00 of any filing fees associated with any arbitration Employee initiates. Employee agrees that the arbitrator shall administer and conduct any arbitration in a manner consistent with the Rules and that to the extent that the AAA’s National Rules for the Resolution of Employment Disputes conflict with the Rules, the Rules shall take precedence.

(c) Remedy. Except as provided by the Rules, arbitration shall be the sole, exclusive and final remedy for any dispute between Employee and the Company. Accordingly, except as provided for by the Rules, neither Employee nor the Company will be permitted to pursue court action regarding claims that are subject to arbitration. Notwithstanding, the arbitrator will not have the authority to disregard or refuse to enforce any lawful Company policy, and the arbitrator shall not order or require the Company to adopt a policy not otherwise required by law that the Company has not adopted.

(d) Availability of Injunctive Relief. In addition to the right under the Rules to petition the court for provisional relief, Employee agrees that any party may also petition the court for injunctive relief where either party alleges or claims a violation of this Agreement or the Confidentiality Agreement or any other agreement regarding trade secrets, confidential information, nonsolicitation or Labor Code §2870. In the event either party seeks injunctive relief, the prevailing party shall be entitled to recover reasonable costs and attorneys’ fees.

(e) Administrative Relief. Employee understands that this Agreement does not prohibit Employee from pursuing an administrative claim with a local, state or federal administrative body such as the Department of Fair Employment and Housing, the Equal Employment Opportunity Commission or the workers’ compensation board. This Agreement does, however, preclude Employee from pursuing court action regarding any such claim.

(f) Voluntary Nature of Agreement. Employee acknowledges and agrees that Employee is executing this Agreement voluntarily and without any duress or undue influence by the Company or anyone else. Employee further acknowledges and agrees that Employee has carefully read this Agreement and that Employee has asked any questions needed for Employee to understand the terms, consequences and binding effect of this Agreement and fully understand it, including that Employee is waiving Employee’s right to a jury trial. Finally, Employee agrees that Employee has been provided an opportunity to seek the advice of an attorney of Employee’s choice before signing this Agreement.

17. Integration. This Agreement, together with the any Company stock awards plan pursuant to which stock options, restricted stock, restricted stock units or other equity awards have been made to Employee, any agreements representing any such equity awards, and the Confidential Information Agreement represents the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral. No waiver, alteration, or modification of any of the provisions of this Agreement will be binding unless it is in writing and specifically mentions this Section 16 and it is signed by duly authorized representatives of the parties hereto.

18. Waiver of Breach. The waiver of a breach of any term or provision of this Agreement, which must be in writing, shall not operate as or be construed to be a waiver of any other previous or subsequent breach of this Agreement.

19. Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

20. Tax Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable taxes.

21. Governing Law. This Agreement will be governed by the laws of the State of California (with the exception of its conflict of laws provisions).

22. Acknowledgment. Employee acknowledges that he has had the opportunity to discuss this matter with and obtain advice from his private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

23. Counterparts. This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

[Signature Page to Follow]

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by their duly authorized officers, as of the day and year first above written.

COMPANY:
NATUS MEDICAL INCORPORATED

By:	/s/ Jim Hawkins	Date:
Jim Hawkins

Title:	Chief Executive Officer

EMPLOYEE:

/s/ Jonathan A. Kennedy		Date:
Jonathan A. Kennedy

[Signature Page to Employment Agreement]